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                                                                    EXHIBIT 10.9

July 20, 1997

Mr. Robert E. McNamara
56 Politzer Drive
Menlo Park, CA 94025

Dear Bob:

On behalf of Somnus Medical Technologies, Inc. (the "Company") I am pleased to offer you the position of Chief Financial Officer, Executive Vice President. You will have complete responsibility for financial, administration and legal for Somnus Medical Technologies, Inc. The purpose of this letter is to set forth the terms of this offer.

We are offering you the following:

     1. Your position will be as a regular full-time employee. You will begin on a part time basis effective August 15, 1997 and become full time effective October 1, 1997. Your position is classified as exempt.
          You will be a regular full-time employee entitled to paid holidays and benefits, pursuant to Somnus' policies and procedures.

     2. Your bi-weekly salary is $6,730.77. This equates to a monthly salary of $14,583.33. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to five (5) weeks paid vacation (pro rated during 1997) which may be taken or accrued pursuant to our vacation policy.

     3. You will receive a bonus of up to $10,000.00 per year, providing agreed to objectives and performance have been met for the year.

     4. You will receive a car allowance of $300.00 per month, payable in accordance with the Company's standard payroll policies.

     5. Somnus has major medical, vision and dental insurance, as well as life insurance for all regular full-time employees. The details of this program will be available upon first day orientation with Personnel. These benefits as well as all other Company compensation and benefits programs are subject to change from time to time as deemed appropriate and necessary by the Company.

     6. Subject to approval by the Board of Directors, you will receive an option to purchase 225,000 shares of Common Stock at fair market value, currently at $3.00 per share, which shall vest at the rate of 1/4 shares after you have completed six (6) months of employment and 1/42 of the remaining shares each month of completed employment thereafter (so that if you remain in our employ, at the end of four years your option would be fully vested.)

     7. In the event of termination within the first two (2) years, without cause, you are entitled to (i) twelve (12) months compensation and continuation in full of your insurance benefits and (ii) continuation of vesting of your options for twelve (12) months following termination and (iii) continuation of bonus plan for twelve (12) months following termination. In the event of a Constructive Termination your termination shall be treated as a termination of employment without cause. For purposes of this agreement, a Constructive Termination shall mean a material reduction of salary or benefits or a material change in responsibilities.

Mr. Robert McNamara
Offer Letter
Page Two

     8. In the event of acquisition, merger or sale of the majority of the Company's assets, you are entitled to (i) six (6) months compensation and continuation in full of your insurance benefits, (ii) continuation of bonus plan for six (6) months, and (iii) all your options in Somnus Medical Technologies, Inc. will vest fully and immediately.

     9. You will be required to sign a confidentiality and assignment of proprietary inventions contract. Further, by accepting this offer, you agree that you will not bring with you to Somnus, or use in any way during your employment at Somnus, any confidential information, trade secrets, or proprietary materials or processes of any former employer, company or individual for whom you have performed services. You further confirm that by accepting this offer you will not breach any contract or agreement to which you are a party.

     10. All employment at Somnus is at-will as provided by California law. This means that the employment relationship may be terminated by either party at any time with or without notice or cause.

     11. You will agree to follow the Company's strict policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocation to other employees, either directly or indirectly.

          This offer expires August 15, 1997 if not accepted.

     12. In compliance with the Federal Immigration Reform and Control Act, you must present to Somnus Medical Technologies, Inc. the required documents (passport, or certified birth certificate, or drivers license and social security card, or Green Card) on your first day of employment. You will also be asked to verify and attest, on a form provided by the US Department of Justice, that you are authorized to work in the United States. It is extremely important that you comply with these requirements. If you fail to comply, we will not be able to allow you to work and our offer of employment may be withdrawn.

Acceptance of this offer may be acknowledged by signing below and returning this document to me.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together.

Sincerely,

/s/ Stuart D. Edwards

Stuart D. Edwards
President & CEO of Somnus Medical Technologies, Inc.

Signature     /s/ Robert E. McNamara
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                  Robert E. McNamara

Date:             8/14/97
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Start Date:    August 15, 1997